STATEMENT SETTING FORTH COMPUTATION OF

                                             RATIO OF EARNINGS TO FIXED CHARGES




                                                          Year ended December 31


                                                         1994        1995           1996           1997          1998

Earnings available for Fixed Charges:


Income (loss) before income taxes and minority interest  $ 26.6       $ 103.8        $ (51.6)      $ (136.5)    $ 1,270.7


Income tax expense (benefit)                               25.7          99.9           23.0          (53.5)        822.8


Equity in net losses of affiliated companies               43.9          79.7          170.4          404.4         547.2


Fixed Charges (see below), excluding capitalized interest  49.0         136.6          151.2          210.6         233.2

-------------------------------------------------------------------------------------------------------------------------
     Total                                               $ 145.2      $ 420.0        $ 293.00       $ 425.00    $ 2,873.9
=========================================================================================================================






Fixed charges:


Interest expense                                        $ 46.1      $ 132.3        $ 146.13       $ 202.11       $ 223.3


Capitalized interest                                       0.1         14.2            43.2           0.1            0.0


Interest component of rentals charged to income            2.9          4.3             5.1           8.5            9.9


Dividends on subsidiary preferred stock                    0.0          0.0             0.0           0.0            0.0
---------------------------------------------------------------------------------------------------------------------------
     Total fixed charges including capitalized interest $ 49.1       $ 150.8        $ 194.4       $ 210.7        $ 233.2
===========================================================================================================================



Ratio of earnings to fixed charges                         3.0x          2.8x           1.5x          2.0x          12.3x
=============================================================================================================================




                                                                 Nine Months Ended Sept. 30
                                                                 --------------------------
                                                                   1998              1999
                                                                 --------------------------
                                                                    (Dollars in Millions)

Earnings available for Fixed Charges:
-------------------------------------

Income (loss) before income taxes and minority interest          1,565.2         $ 1,273.7


Income tax expense (benefit)                                       612.4             497.9


Equity in net losses of affiliated companies                      (414.0)            (87.6)


Fixed Charges (see below), excluding capitalized interest          159.9             203.3

---------------------------------------------------------------------------------------------------
     Total                                                     $ 1,923.5         $ 1,887.3
===================================================================================================





Fixed charges:
--------------

Interest expense                                                   152.8             193.8


Capitalized interest                                                 -                 -


Interest component of rentals charged to income                      7.1               9.5


Dividends on subsidiary preferred stock                              -                 -

-----------------------------------------------------------------------------------------------------
     Total fixed charges including capitalized interest            159.9           $ 203.3
=====================================================================================================



Ratio of earnings to fixed charges                                  12.0x              9.3x
======================================================================================================